Exhibit 10.2

Amendment to Employment Agreement of Marc Zandman

           Amendment to Employment Agreement (this “Amendment”), made as of August 30, 2011 by and between Vishay Israel Ltd., a corporation organized under the laws of the State of Israel (“Vishay Israel”) and a wholly-owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”), and MARC ZANDMAN (“Executive”) (collectively the “Parties”).

           WHEREAS, Executive has been employed by Vishay Israel pursuant to an Employment Agreement, made between the Parties as of January 1, 2004 and amended as of August 8, 2010 (the “Employment Agreement”);

           WHEREAS, Section 8.5 of the Employment Agreement provides that Vishay Israel and Executive may amend the Employment Agreement by mutual agreement in writing; and

            WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth.

           NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

           1. Section 4.1 of the Employment Agreement is hereby amended to read as follows:

    4.1     Base Salary.  Vishay Israel shall pay Executive a base salary of not less than NIS 2,989,907 per year (the “Base Salary”), which shall be reviewed annually by the Compensation Committee of the Board of Directors.

Such base salary shall be paid in accordance with Vishay Israel’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.

           2. Section 4.2 of the Employment Agreement is hereby amended to read as follows:

                      “4.2 Bonus. Executive shall be entitled to an annual performance bonus to be paid by Vishay Israel and to be calculated and paid pursuant to the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “Cash Bonus Plan”) or any successor plan. Such bonus shall be payable in cash, equal to the lesser of (i) 1.0% of Vishay’s adjusted net income, as determined under the terms of the Cash Bonus Plan, and (ii) three times Executive’s base salary for the year in which the bonus is earned. Although the Board of Directors intends that the Cash Bonus Plan be the primary vehicle for the Executive’s bonus, the Board of Directors retains the authority to grant additional bonuses in excess of the limits under the Cash Bonus Plan.

                      “For 2011, Executive’s annual bonus will be calculated as the sum of: (i) one-half of one percent (0.5%) of the Company’s adjusted net income for 2011, as determined under the terms of the Cash Bonus Plan, plus (ii) one-half of Executive’s annual bonus entitlement as calculated for 2011 under the annual bonus program in effect for Executive before this amendment to the Employment Agreement, provided that such bonus shall not exceed three times Executive’s base salary for 2011.”

           3. The Employment Agreement is hereby amended to add the following new Sections 4.5 and 4.6 after Section 4.4 of the Employment Agreement:

                      “4.5 Annual Equity Grant. On August 17,  2011, Vishay granted Executive 3,480 time-vested restricted stock units (“RSUs”) and 10,440 performance-based restricted stock units (“PBRSUs”), under the Vishay Intertechnology 2007 Stock Incentive Program (the “Stock Incentive Program”).  The RSUs will vest on January 1, 2014, subject to the satisfaction of the applicable service condition, and the PBRSUs will vest on January 1, 2014, subject to the satisfaction of the applicable service and performance conditions.  Vishay Israel warrants that commencing on January 1, 2012 and on each January 1 thereafter during the Term, Vishay shall grant Executive an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 125% of Executive’s Base Salary on such date. Twenty-five percent of each such grant shall be in the form of RSUs, and 75% shall be in the form of PBRSUs. The fair market value of Common Stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceding such January 1. Subject to Executive’s continued employment with Vishay Israel, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized. In the event of the termination of Executive’s employment with Vishay Israel by Vishay Israel without Cause, by Executive for Good Reason, for any reason other than Cause after Executive attains age 62, or as a result of his death or disability, the outstanding RSUs granted pursuant to this Section 4.5 shall immediately vest and the outstanding PBRSUs granted pursuant to this Section 4.5 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control (as defined in the Stock Incentive Program), all of such outstanding RSUs and PBRSUs shall immediately vest.”

           4.           The amendments to the Employment Agreement made by paragraphs 1 and 2 hereof shall be effective as of July 1, 2011.

           5.           Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

           6.           This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

VISHAY ISRAEL LTD.

By: /s/ Ita Goldberg
Name: Ita Goldberg
Title: Vice President Human Resources

By: /s/ Gil Weisler
Name:  Gil Weisler
Title:  Vice President, Regional Controller

/s/ Marc Zandman
Marc Zandman